Exhibit 99.1

Omega Protein Reports Second Quarter Results

HOUSTON, August 7, 2008 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $6.7 million ($0.37 per share) for the second quarter of 2008, compared with net income of $2.5 million ($0.15 per share) for the second quarter of the previous year.

Revenues for the second quarter ended June 30, 2008 were $47.1 million compared with revenues of $37.1 million for the comparable quarter in 2007. Omega Protein recorded operating income of $11.6 million for the 2008 second quarter, versus operating income of $5.1 million for the second quarter of 2007.

For the six months ended June 30, 2008, the Company had revenues of $83.2 million, compared with $68.2 million in revenues for the first six months of 2007. Omega Protein recorded operating income of $15.7 million for the six months ended June 30, 2008, versus operating income of $6.3 million for the comparable period a year earlier. The Company had net income of $8.6 million ($0.48 per share) for the six months ended June 30, 2008, compared with net income of $0.2 million ($0.01 per share) for the six months ended June 30, 2007.

Omega Protein’s second quarter results reflect increased revenues and margins primarily due to higher volumes and sales prices from fish oil, partially offset by a decline in sales volume of fish meal. Average prices received for newly contracted fish oil sales, as compared to prices received during 2007, were approximately 63 percent higher and reflect increased demand from aquaculture and pet food manufacturers. Average prices for the Company’s fish meal products were relatively flat between such periods. The results for the six months ended June 30, 2007 were impacted by the write-off of approximately $3.0 million in deferred debt issuance costs and prepayment fees resulting from the refinancing of the Company’s prior credit agreement with a new credit facility in March 2007.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Revenues	$47,128	$37,094	$83,237	$68,223
Cost of sales	31,202	28,299	59,053	53,165

Gross profit	15,926	8,795	24,184	15,058
Selling, general and administrative expense	3,988	3,342	7,663	8,179
Research and development expense	332	179	650	387
(Gain) loss on disposal of assets, net	(32)	184	185	184

Operating income	11,638	5,090	15,686	6,308
Interest expense, net	(841)	(1,213)	(1,898)	(2,806)
Loss resulting from debt refinancing	—	—	—	(3,024)
Other income (expense), net	(68)	(69)	(124)	(171)

Income before income taxes	10,729	3,808	13,664	307
Provision for income taxes	4,019	1,293	5,042	104

Net income	$6,710	$2,515	$8,622	$203

Basic earnings per share	$0.37	$0.15	$0.48	$0.01

Average common shares outstanding	18,328	16,598	17,925	16,465

Diluted earnings per share	$0.36	$0.14	$0.47	$0.01

Average common shares and potential common shares outstanding	18,703	17,351	18,358	17,280

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	June 30, 2008	December 31, 2007
	(in thousands)
ASSETS
Current assets	$124,221	$107,651
Property and equipment, net	104,472	96,659
Deferred tax assets, net	—	175
Other assets	3,989	3,344

Total assets	$232,682	$207,829

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$34,092	$24,190
Long-term debt, less current maturities	55,092	58,976
Capital lease obligation, net of current portion	890	—
Pension liabilities, net	4,755	5,749
Interest rate swap liability, net of current portion	31	459
Stockholders’ equity	137,822	118,455

Total liabilities and stockholders’ equity	$232,682	$207,829

Book value per share outstanding	$7.46	$6.79

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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